Exhibit 99.1

Sunday, May 23, 2004, 9:00 PM Eastern Time

Press Release

SOURCE: Isolagen, Inc.

FDA APPROVES ISOLAGEN’S REQUEST FOR SPECIAL PROTOCOL ASSESSMENT

HOUSTON – (PRNewswire) - May 23, 2004 – Isolagen, Inc. (AMEX:ILE) today announced that the U.S. Food and Drug Administration, or FDA, has approved Isolagen’s request for a Special Protocol Assessment, or SPA, relating to the design of two pivotal Phase III clinical trials to be conducted by Isolagen in support of registration of the Isolagen Process for the treatment of nasolabial folds and glabellar lines.  The company believes that the FDA’s action will significantly reduce the risks associated with conducting its pivotal Phase III clinical trials to provide evidence of efficacy and safety sufficient for license application.

An SPA is an understanding that the FDA concludes with a sponsor company to resolve issues with regard to Phase III clinical trial design, in contemplation of the subsequent filing by that sponsor of an application for a license.  The grant by the FDA of a request for an SPA is not commonplace. In the SPA process, the FDA reviews the design and size of a proposed Phase III program and provides comments regarding the adequacy of the clinical trial design to support a claim of efficacy in an approvable Biologic License Application, or BLA.  The FDA’s comments are binding on its review decision, except in limited circumstances, such as when a substantial scientific issue essential to determining the safety and efficacy of a product candidate is identified after the Phase III program commences.  There can be no assurance that the Company’s efforts to obtain a BLA will be successful, however, trials conducted on an SPA are frequently associated with successful license application because many of the design concerns that arise in connection with a clinical trial are resolved in advance by the sponsor and the FDA.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration.  The company’s product candidates are based on its proprietary Isolagen Process.  Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition.  Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient.  Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements.  Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:

Michael Macaluso, CEO and President – (713) 780-4754

Jeffrey Tomz, Chief Financial Officer and Secretary - (713) 780-4754

Lisa Lindberg, Investors Contact, Investor Relations Group – (212) 825-3210
Janet Vasquez, Media Contact, Investor Relations Group – (212) 825-3210